UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 13, 2006
LODGENET ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (605) 988-1000
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
Stock Purchase Agreement
     On December 13, 2006, LodgeNet Entertainment Corporation (the “Company”) entered into a Stock Purchase Agreement (“Purchase Agreement”) with Liberty Satellite & Technology, Inc. (“Liberty Satellite”) and Liberty Satellite’s parent company, Liberty Media Corporation (“Liberty Media”) to acquire 100% of the capital stock of Ascent Entertainment Group, Inc. (“Ascent”), which is a wholly owned subsidiary of Liberty Satellite (the “Acquisition”). Ascent owns 100% of the capital stock of On Command Corporation. The purchase price of the acquisition is $380,000,000, which will be paid in cash and 2,050,000 shares of common stock of the Company, subject to adjustments. The share consideration is valued at $47,867,500, and the cash consideration will be $332,132,500. The Company, Liberty Satellite and Liberty Media have made customary representations, warranties, covenants and indemnities in the Purchase Agreement. The completion of the Purchase Agreement is subject to the satisfaction of customary closing conditions, including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). In addition, the Company has agreed to pay Liberty Satellite a termination fee of $5 million in certain circumstances if required approvals under the HSR Act are not received.
Stockholders Agreement
     In connection with the Purchase Agreement, the Company entered into a Stockholders Agreement, dated December 13, 2006 (“Stockholders Agreement”) with Liberty Satellite and Liberty Media to provide for certain transfer, voting and standstill restrictions and registration rights on the shares of common stock of the Company to be issued to Liberty Satellite in connection with the Acquisition.
Bank Commitment Letter
     In connection with the Purchase Agreement, the Company entered into a Bank Commitment Letter, dated December 13, 2006 (the “Commitment Letter”) with Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending, Inc., Credit Suisse, and Credit Suisse Securities (USA) LLC. The Commitment Letter provides for senior secured credit facilities for an aggregate amount of up to $475 million (the “Credit Facility”), comprised of a revolving credit facility of up to $50 million and one or more term loan facilities of up to an aggregate of $425 million. The Credit Facility agreements will contain customary representations, warranties and covenants and the closing of the Credit Facility is subject to the satisfaction of customary closing conditions.
     The Company intends to file copies of the Purchase Agreement and the Stockholders Agreement as exhibits to the Company’s Form 10-K for the fiscal year ending December 31, 2006 or earlier as required under the Securities Exchange Act of 1934 (the “Exchange Act”).

Item 3.02 Unregistered Sales of Equity Securities.
     As referenced above under Item 1.01, in connection with the Acquisition, the Company will issue 2,050,000 shares of the Company’s common stock as part of the Acquisition consideration to Liberty Satellite. The Company has agreed to register the resale of the Company’s common shares to be issued to Liberty Satellite.
     For this offer, the Company will rely on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 promulgated thereunder. The Company will rely on this exemption and/or the safe harbor rule thereunder based on the fact that (i) there will be one investor, which has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment, and (ii) the Company will obtain written representations from the investor indicating that it is an accredited investor and purchasing for investment only. The Company will employ no public advertising or solicitation in connection with this offer. No underwriting discounts or brokerage fees or commissions will be paid in connection with this transaction. The shares to be issued to Liberty Satellite will not be convertible or exchangeable into other securities.
     The securities to be sold in this issuance will not be registered under the Securities Act and therefore may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements. The information contained herein shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the United States Securities and Exchange Commission, and as permitted under Rule 135c under the Securities Act.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2006	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer